Exhibit 4.2

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

OF

ALARM.COM HOLDINGS, INC.

DATED AS OF Jury 11, 2012

Schedule A Schedule of Stockholders

-i-

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended And Restated Registration Rights Agreement (this “Agreement”) is made as of July 11, 2012, by and among Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), and the stockholders party hereto (the “Stockholders”).

WHEREAS, in connection with the acquisition by the Company of all of the equity interests of Alarm.com Incorporated, a Delaware corporation (“Alarm.com”), certain of the Stockholders purchased from the Company shares of its Series A Preferred Stock, par value one-tenth of one cent ($0.001) per share (the “Series A Preferred Stock”), and in connection therewith entered into a Registration Rights Agreement, dated as of March 6, 2009 (the “Prior Agreement”);

WHEREAS, the Company desires to sell to certain new Stockholders (collectively, the “Series B Stockholders”) shares of the Company’s Series B Preferred Stock, par value one-tenth of one cent ($0.001) per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock and the Series B-1 Preferred Stock, the “Preferred Stock”) on the terms and conditions set forth in that certain Series B Preferred Stock Purchase Agreement, dated as of June 30, 2012, by and among the Company and the Series B Stockholders (the “Stock Purchase Agreement”);

WHEREAS, in connection with and prior to the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company has effectuated a recapitalization and entered into a Recapitalization Agreement with each of the holders of the Series A Preferred Stock and Common Stock pursuant to which such stockholders received, in exchange for all such shares, a mix, determined on an as-converted to Common Stock basis, of 56.90% shares of Series A Preferred Stock and 43.10% shares of the Company’s Series B-1 Preferred Stock, or a mix, determined on an as-converted to Common Stock basis, of 56.90% shares of Common Stock and 43.10% shares of Series B-1 Preferred Stock, respectively;

WHEREAS, pursuant to the Stock Purchase Agreement, the Company has initiated a self tender offer with respect to its outstanding shares of capital stock such that each stockholder of the Company was entitled to tender up to a number of shares equal to 43.10% of the shares of the Company’s outstanding capital stock owned of record by such holder plus shares of Common Stock underlying vested options held by such holder, at a repurchase price of $75.44 per share for an aggregate purchase price of up to approximately $116,000,000, from the purchase price received by the Company pursuant to the Stock Purchase Agreement;

WHEREAS, contemporaneous with the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company will repurchase from certain existing holders of Series A Preferred Stock, Series B-1 Preferred Stock and Common Stock an aggregate of not less than 1,470,720 shares of Series B-1 Preferred Stock and 2,857 shares of Series A Preferred Stock and/or Common Stock at a purchase price of $75.44 per share, from the purchase price received by the Company pursuant to the Stock Purchase Agreement (the “Repurchase Transaction”);

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WHEREAS, as an inducement to the Series B Stockholders to execute the Stock Purchase Agreement and acquire the Series B Preferred Stock, and as an inducement to the Company to enter into and consummate the Repurchase Transaction, the undersigned Stockholders who are party to the Prior Agreement and the Company desire to enter into this Agreement to amend, restate, supersede and replace the rights and obligations described in the Prior Agreement with those set forth herein and to add the Series B Stockholders as Stockholders hereunder;

WHEREAS, Section 4.7 of the Prior Agreement provides that any term of the Prior Agreement may be amended and the observance of any term of the Prior Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, the holders of more than fifty percent (50%) of the Series A Preferred Stock then outstanding and each Eligible Stockholder; and

WHEREAS, the Stockholders and the Company desire to establish rights of certain Stockholders to cause the Company to register shares of Common Stock issued or issuable to them.

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending legally to be bound hereby, amend, restate, supersede and replace the Prior Agreement in its entirety to read as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

1.1 “ABS Capital Partners” means any or all of ABS Capital Partners V, L.P., ABS Capital Partners V-A, L.P., and ABS Capital Partners V Offshore, L.P.

1.2 “Affiliate” means with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

1.3 “Backbone” means Backbone Partners, LLC.

1.4 “Board of Directors” means the board of directors of the Company.

1.5 “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

1.6 “Common Stock” means the issued and outstanding common stock of the Company, par value one cent ($0.01) per share.

1.7 “Egis” means Egis Security Fund, LP.

1.8 “Eligible Stockholder” means any Person owning or having the right to acquire five percent (5%) or more of the Registrable Securities.

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1.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11 “Immediate Family Member” means in the case of a Stockholder that is a natural person, siblings, lineal antecedents or descendents, children, grandchildren, spouse or any other relatives (provided that such other relatives are approved by the Board of Directors), or any custodian or trustee for the account of a Stockholder or a Stockholder’s siblings, lineal antecedents or descendents, children, grandchildren, spouse or any other relatives (provided such other relatives are approved by the Board of Directors).

1.12 “Initiating Stockholders” means, collectively, any Stockholders who properly initiate a registration request under this Agreement.

1.13 “IPO” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

1.14 “register,” “registered,” and “registration” means and refers to a registration effected by preparing and filing with the SEC a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.15 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock held by a Stockholder party hereto; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) or (ii) above or this clause (iii), excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which his, her or its rights under Section 2 are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15.

1.16 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

1.17 “SEC” means the Securities and Exchange Commission.

1.18 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.19 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

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1.20 “SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

1.21 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.22 “Series B-1 Preferred Stock” means the issued and outstanding Series B-1 Preferred Stock of the Company, par value one-tenth of one cent ($0.001) per share.

1.23 “Sherwood” means David B. Sherwood, Jr.

1.24 “Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, by and among the Company and the stockholders party thereto, dated on or around the date hereof, as may be amended from time to time.

1.25 “TCV” means any or all of TCV VII, L.P., TCV VII (A), L.P., and TCV Member Fund, L.P.

1.26 “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto or any other Person who may be indemnified pursuant to Section 2.9 may become subject under the Securities Act, the Exchange Act, or any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any preliminary prospectus, final prospectus or Free Writing Prospectus contained therein or any amendments or supplements thereto) or any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

1.27 The following terms are defined in the Section of this Agreement opposite such terms:

Agreement	Preamble
Alarm.com	Recitals
Automatic Shelf Registration Statement	2.3.13
Company	Preamble
Deemed Liquidation Event	2.15
Free Writing Prospectus	2.3.3
Person	1.2
Preferred Stock	Recitals
Prior Agreement	Recitals
Repurchase Transaction	Recitals

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Series A Preferred. Stock	Recitals
Series B Preferred Stock	Recitals
Series B Stockholders	Recitals
Stock Purchase Agreement	Recitals
Stockholders	Preamble
TCV Majority	4.7
WKSI	2.3.13

2. Registration Rights. The Company covenants as follows:

2.1 Demand Registration.

2.1.1 If the Company shall receive at any time after one hundred eighty (180) days following the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a registration statement relating to a SEC Rule 145 transaction ) a written request from an Eligible Stockholder that the Company file a registration statement under the Securities Act covering the registration of at least five percent (5%) of the Registrable Securities then outstanding, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed fifteen million dollars ($15,000,000), then the Company shall: (i) within ten (10) days of the receipt thereof, give written notice of such request to all Stockholders; (ii) as soon as practicable, and in any event within ninety (90) days of the receipt of such request, file a registration statement under the Securities Act covering all Registrable Securities which the Stockholders (including Stockholders other than the Initiating Stockholders) request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 4.6; and (iii) use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable but in no event later than one hundred twenty (120) days after such request.

2.1.2 If the Initiating Stockholders intend to sell the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1.1 and the Company shall include such information in the written notice referred to in Section 2.1.1(i). The managing underwriter will be reasonably selected by the Board of Directors (which managing underwriter or underwriters shall be reasonably acceptable to a majority of the Registrable Securities to be registered by the Initiating Stockholders). In such event, the right of any Stockholder to include such Stockholder’s Registrable Securities in such registration shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Securities in the underwriting to the extent provided herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the managing underwriter advises Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then Company shall so advise all Stockholders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the

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underwriting shall be allocated among all Stockholders of Registrable Securities, including the Initiating Stockholders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Stockholder; provided, however, that the number of shares of Registrable Securities held by the Stockholders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. To facilitate the allocation of shares in accordance with the provisions of this Section 2.1.2, the Company or the underwriters may round the number of shares allocated to any Stockholder to the nearest one hundred (100) shares.

2.1.3 The Company shall not be obligated to effect, or to take any action to effect, any registration:

2.1.3.1 pursuant to this Section 2.1:

2.1.3.1.1 In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

2.1.3.1.2 In the case of a registration request by ABS Capital Partners, after the Company has effected three (3) registrations requested by ABS Capital Partners pursuant to this Section 2.1 and such registrations have been declared or ordered effective and remained effective until ABS Capital Partners or the Stockholders have completed the distribution related thereto;

2.1.3.1.3 In the case of a registration request by TCV, after the Company has effected three (3) registrations requested by TCV pursuant to this Section 2.1 and such registrations have been declared or ordered effective and remained effective until TCV or the Stockholders have completed the distribution related thereto;

2.1.3.1.4 In the case of a registration request by an Eligible Stockholder, other than ABS Capital Partners or TCV, after the Company has effected one (1) registration requested by such Eligible Stockholder pursuant to this Section 2.1 and such registration has been declared or ordered effective and remained effective until the Stockholder or Stockholders have completed the distribution related thereto;

2.1.3.1.5 In the case of Stockholders other than ABS Capital Partners, TCV and an Eligible Stockholder, the Company shall not be obligated to effect any registration pursuant to this Section 2.1;

2.1.3.1.6 If the Initiating Stockholders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11;

2.1.3.1.7 If the Registrable Securities to be included in the registration statement could be sold without any volume or manner of sale restriction under SEC Rule 144 (it being understood that for purposes of determining eligibility for resale under this provision, no securities held by any Stockholder shall be considered salable without restriction under SEC Rule 144 to the extent such Stockholder reasonably determines that it is an Affiliate of the Company); or

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2.1.3.1.8 If, within thirty (30) days of receipt of a written request pursuant to Section 2.1.1, the Company gives notice to the Stockholders of the Company’s intention to make a public offering within ninety (90) days following receipt of such written request and the Company continues diligently to pursue such an offering, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period and provided, further, that the Company shall not register any securities for the account of itself (other than the securities to be registered in such offering) or any other stockholder during such ninety (90) day period (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or

2.1.3.2 pursuant to any other provision of this Agreement (other than pursuant to Section 2.11):

2.1.3.2.1 In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

2.1.3.2.2 If the Registrable Securities to be included in the registration statement could be sold without any volume or manner of sale restriction under SEC Rule 144 (it being understood that for purposes of determining eligibility for resale under this provision, no securities held by any Stockholder shall be considered salable without restriction under SEC Rule 144 to the extent such Stockholder reasonably determines that it is an Affiliate of the Company).

2.1.4 Notwithstanding the foregoing, if the Company shall furnish to Stockholders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith reasonable judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Stockholders; provided, however, that the Company may not utilize this right more than once in

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any twelve (12) month period; and, provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

2.1.5 A registration shall not be counted as “effected” under Section 2.1.3 until such time as the applicable registration statement has been declared effective by the SEC (unless the Initiating Stockholders withdraw their request for such registration (except as a result of information concerning the business or financial condition of the Company which is made known to the Initiating Stockholders after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration shall not be counted as “effected” under Section 2.1.3 if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than forty percent (40%) of the total number of Registrable Securities that Stockholders have requested to be included in such registration statement are actually included.

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Stockholders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than (i) a registration made pursuant to Section 2.1 or Section 2.11 or (ii) a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Stockholder written notice of such registration. Upon the written request of each Stockholder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.6, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act all of the Registrable Securities that each such Stockholder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Stockholder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Obligations of the Company.

Whenever required under this Section 2, including Section 2.1 or Section 2.11, to effect the registration and sale of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

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2.3.1 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Stockholders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period any Stockholder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, including any Automatic Shelf Registration Statement, the Company shall use its best efforts to cause such registration statement to be continuously effective and usable until all such Registrable Securities are sold;

2.3.2 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement or as otherwise reasonably requested by the Stockholders covered by such registration statement;

2.3.3 furnish to the Stockholders such numbers of copies of a prospectus, including a preliminary prospectus and any free-writing prospectus, as defined in Rule 405 (a “Free Writing Prospectus”), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

2.3.4 use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Stockholders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

2.3.5 in the event of any underwritten public offering, including an offering pursuant to a registration statement on Form S-3, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement), and cause its appropriate officers to attend and participate in presentations to and meetings with prospective purchasers of the Registrable Securities, or a “roadshow”, as reasonably requested by the underwriters, if any, or the Initiating Stockholders;

2.3.6 notify each Stockholder holding Registrable Securities covered by such registration statement at any time when a prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus

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included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Stockholder, the Company will, as soon as reasonably practicable, file and furnish to all such Stockholders a supplement or amendment to such prospectus or Free Writing Prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

2.3.7 cause all such Registrable Securities registered pursuant to this Agreement to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

2.3.8 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

2.3.9 take all reasonable actions to ensure that any prospectus or Free Writing Prospectus utilized in connection with any registration effected pursuant to this Agreement complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

2.3.10 use all reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, and, in the event of such issuance, the Company shall immediately notify the Stockholders holding Registrable Securities covered by such registration statement of the receipt by the Company of such notification and shall use all reasonable efforts promptly to obtain the withdrawal of such order, and, in the event of the withdrawal of such order, the Company shall immediately notify such Stockholders thereof;

2.3.11 use its commercially reasonable efforts to obtain one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the Stockholders holding a majority of the Registrable Securities being sold reasonably request;

2.3.12 use its commercially reasonable efforts to provide, at the request of any Stockholder participating in such registration, on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes

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effective, a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

2.3.13 to the extent the Company is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.11, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective in accordance with this Agreement;

2.3.14 if at any time when the Company is required to re-evaluate its WKSI status for purposes of an Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 2.11 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement and (iii) the registration rights of the applicable Stockholders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement; and

2.3.15 if (A) a registration made pursuant to a registration statement on Form S-3 is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (B) the registration rights of the applicable Stockholders have not terminated, file a new registration statement on Form S-3 with the SEC with respect to any unsold Registrable Securities subject to the original request for registration and cause such registration statement to become effective prior to the end of the three (3) year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable to the initial registration statement on Form S-3 under this Agreement.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Stockholder that such Stockholder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Stockholder’s Registrable Securities.

2.5 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements actually incurred of one counsel for the selling Stockholders shall be borne by the Company; provided, however, that the Company shall not be required to

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pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Initiating Stockholders (in which case all participating Stockholders who request such withdrawal shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Initiating Stockholders agree to forfeit their right to one demand registration pursuant to Section 2.1; provided, further, however, that if at the time of such withdrawal, the Initiating Stockholders have learned of a material adverse change in general market conditions, the condition, business or prospects of the Company from that known to the Initiating Stockholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Stockholders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1).

2.6 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 for each Stockholder (which right may be assigned as provided in Section 2.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees relating or apportionable thereto and the reasonable fees and disbursements actually incurred of one counsel for the selling Stockholders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Stockholders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by Stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. Unless otherwise permitted pursuant to a consent granted in accordance with Section 2.13, in no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Stockholders based on the number of Registrable Securities held by all selling Stockholders or in such other proportions as shall mutually be agreed to by all such selling Stockholders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Stockholders, in the aggregate, included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s IPO, in which case the selling Stockholders may be excluded beyond this amount if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence in this Section 2.7 concerning apportionment, for any selling Stockholder which is a holder of Registrable Securities and which

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is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Stockholder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling Stockholder”, and any pro-rata reduction with respect to such “selling Stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Stockholder,” as defined in this sentence.

2.8 Delay of Registration.

No Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9 Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 2:

2.9.1 To the extent permitted by law, the Company will indemnify and hold harmless each Stockholder, the partners, members, officers, directors and stockholders of each Stockholder, legal counsel and accountants for each Stockholder, any underwriter (as defined in the Securities Act) for such Stockholder and each Person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Stockholder, underwriter, controlling Person or other aforementioned Person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Stockholder, underwriter, controlling Person or other aforementioned Person.

2.9.2 To the extent permitted by law, each selling Stockholder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Stockholder selling securities in such registration statement and any controlling Person of any such underwriter or other Stockholder, against any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with such registration; and each such Stockholder will pay, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to

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this Section 2.9.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 2.9.2 exceed the net proceeds from the offering received by such Stockholder.

2.9.3 Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding (as determined by an independent special counsel selected by the Board of Directors). The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9.3 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.3.

2.9.4 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Stockholder exercising rights under this Agreement, or any controlling Person of any such Stockholder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Stockholder or any such controlling Person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Stockholder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no

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such Stockholder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Stockholder pursuant to such registration statement, and (y) no Person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation; provided, further, that in no event shall a Stockholder’s liability pursuant to this Section 2.9.4, when combined with the amounts paid or payable by such Stockholder pursuant to Section 2.9.2, exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Stockholder.

2.9.5 Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Stockholders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise and shall survive the termination of this Agreement.

2.10 Reports Under Exchange Act.

With a view to making available to the Stockholders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Stockholder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

2.10.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

2.10.2 file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

2.10.3 furnish to any Stockholder, so long as the Stockholder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Stockholder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.11 Form S-3 Registration.

2.11.1 In case the Company shall receive from an Eligible Stockholder a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Stockholder or Stockholders, the Company shall:

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(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Stockholders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Stockholder’s or Stockholders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Stockholder or Stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (i) if Form S-3 is not then available for such offering by the Stockholders; (ii) if the Stockholders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than fifteen million dollars ($15,000,000); (iii) if the Company shall furnish to the Stockholders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Stockholder or Stockholders under this Section 2.11; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Stockholders pursuant to this Section 2.11; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending ninety (90) days after the effective date of a registration statement subject to Section 2.2.

2.11.2 Subject to the foregoing, the Company shall file a registration statement on Form S-3 covering the sale or distribution from time to time by the Initiating Stockholders and any other Stockholders participating in such registration, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, including without limitation, by way of underwritten offering, block sale or other distribution plan designated by the Initiating Holders, of the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Stockholders, and shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as promptly as possible after the filing thereof, and cause such registration statement to be continuously effective and usable in accordance with Section 2.3.1(ii). If any registration statement on Form S-3 ceases to

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be effective under the Securities Act for any reason at any time until all Registrable Securities covered thereby have been sold, the Company shall use its commercially reasonable efforts to promptly cause such registration statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such registration statement), and in any event shall within 30 days of such cessation of effectiveness, amend such registration statement in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such registration statement or, file an additional registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the applicable Stockholders thereof of all securities subject to such initial registration statement on Form S-3 as of the time of such filing. Any such subsequent registration statement shall also be on Form S-3 to the extent that the Company is eligible to use such form. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Stockholder or Stockholders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

2.11.3 If a Person becomes a Stockholder of Registrable Securities registered pursuant to a registration statement filed pursuant to this Section 2.11 after such registration statement becomes effective, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Stockholder and requesting for its name to be included as a selling securityholder in the prospectus related to such registration statement, and in any event within 15 days after such date:

(a) if required and permitted by applicable law, file with the SEC a supplement to the related prospectus or a post-effective amendment to such registration statement and any necessary supplement or amendment to any document incorporated therein by reference and file any other required document with the SEC so that such Stockholder is named as a selling securityholder in such registration statement and the related prospectus in such a manner as to permit such Stockholder to deliver a prospectus to purchasers of Registrable Securities in accordance with applicable law; provided, however, that if a post-effective amendment is required by the rules and regulations of the SEC in order to permit resales by such Stockholder, the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 45-day period;

(b) if, pursuant to Section 2.11.3(a), the Company shall have filed a post-effective amendment to such registration statement, use its reasonable best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable, but in any event by the date that is 60 days after the date such post-effective amendment is required to be filed; and

(c) notify such Stockholder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to clause (a) above.

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2.11.4 If, following the effectiveness of a registration statement filed pursuant to this Section 2.11, the Initiating Stockholders intend to distribute Registrable Securities covered by a registration effected pursuant to this Section 2.11 by means of an underwriting, they shall so advise the Company and the provisions of Section 2.1.2 (other than the first sentence and with the substitution of Section 2.11 for references to Section 2.1) and Section 2.3 shall be applicable.

2.11.5 In the event any Stockholder requests to participate in a registration statement pursuant to this Section 2.11 in connection with a distribution of Registrable Securities to its partners or members, such registration statement shall in the event such distribution and subsequent resale is permitted by applicable law provide for resale by such partners or members, if requested by such Stockholder.

2.12 Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Stockholder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of, or venture capital or private equity fund under common investment management with, such Stockholder, (ii) is such Stockholder’s Immediate Family Member or trust for the benefit of an individual Stockholder, or (iii) after such assignment or transfer, holds at least five percent (5%) of the shares of Registrable Securities then outstanding; provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.14; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

2.13 Limitations on Subsequent Registration Rights.

Except as set forth below, from and after the date of this Agreement, the Company shall not, without the prior written consent of the Stockholders owning (i) more than fifty percent (50%) of the Registrable Securities that are issued or issuable as a result of conversion of the Series A Preferred Stock, and (ii) more than fifty percent (50%) of the Registrable Securities that are issued or issuable as a result of conversion of the Series B Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Stockholders that are included in such registration, or (b) to demand registration of any securities held by such holder or prospective holder.

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2.14 “Market Stand Off” Agreement.

No Stockholder shall, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed, subject to the final sentence of this Section, one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or shares purchased in the Company’s IPO or on the open market thereafter, and shall only be applicable to the Stockholders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The managing underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder shall execute such agreements as may be reasonably requested by the managing underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the managing underwriters shall apply to all Stockholders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Stockholder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (x) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period (or any shorter period, if applicable), the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the one hundred eighty (180)-day restricted period (or any shorter period, if applicable), the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period (or any shorter period, if applicable), the restrictions imposed by this Section 2.14 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

2.15 Termination of Registration Rights.

The rights and obligations set forth in this Section 2 (other than Sections 2.5, 2.6 and 2.9 and the second sentence of Section 2.11.2, which shall survive until fully performed) shall terminate (i) upon a “Deemed Liquidation Event,” as such term is defined in the Certificate of Incorporation and (ii) as to any Stockholder, such earlier time after the IPO at which such Stockholder (together with any Affiliate of such Stockholder with whom such Stockholder must aggregate its sales under SEC Rule 144) holds one percent (1%) or less of the Company’s outstanding Common Stock and such shares can be sold in any three (3)-month period without registration and without volume or manner of sale restrictions in compliance with SEC Rule 144.

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3. Legend on Share Certificates.

Each certificate representing any Preferred Stock issued to the Stockholders and any Registrable Securities issued to the Stockholders shall be endorsed with the following legend (in addition to other legends required pursuant to the Stockholders Agreement):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF THE COMPANY’S INITIAL PUBLIC OFFERING, WHICH ARE SET FORTH IN THE COMPANY’S AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY).”

4. Miscellaneous.

4.1 Transfers, Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and, subject to Section 2.12, permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. In the event that after the date of this Agreement, the Company issues shares of Capital Stock to Bain & Co., Inc. and its affiliates (collectively, “Bain”), Bain shall be entitled to become a party to this Agreement by execution of a signature page hereto, and Bain shall be deemed to be included in the definition of “TCV” for all purposes hereunder; provided, that Bain shall not have any demand registration rights separate and apart from TCV under Section 2.1 of this Agreement.

4.2 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

4.3 Jurisdiction.

Each of the parties submits to the jurisdiction of all state and federal courts sitting in the Borough of Manhattan in the City of New York in the State of New York, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in the Borough of Manhattan in the City of New York in the State of New York, and any direct appellate courts therefrom.

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4.4 Counterparts; Facsimile.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature.

4.5 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not sent during such normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address or facsimile number as set forth on the signature page or Schedule A hereto, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.6. If notice is given to the Company, ABS Capital Partners, TCV, or Backbone a copy shall also be sent to each of (i) for the Company, J. Brennan Ryan, Nelson Mullins Riley & Scarborough LLP, 201 17th Street, Suite 1700, Atlanta, GA 30363, (ii) for ABS, David A. Gibbons, Hogan Lovells US LLP, 100 International Drive, Suite 2000, Baltimore, MD 21202, (iii) for TCV, Joshua M. Dubofsky, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, and (iv) for Backbone, Gregory M. Giammittorio, Morrison & Foerster LLP, 1650 Tysons Blvd, Suite 400, McLean, VA 22102.

4.7 Amendments and Waivers.

This Agreement may be terminated, and any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) Stockholders owning more than fifty percent (50%) of the Registrable Securities that are issued or issuable as a result of conversion of the Series A Preferred Stock, and (iii) Stockholders owning more than fifty percent (50%) of the Registrable Securities that are issued or issuable as a result of conversion of the Series B Preferred Stock. Any amendment, termination or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term hereunder may not be waived with respect to any Eligible Stockholder without the written consent of such Eligible Stockholder if such amendment or waiver would treat such Eligible Stockholder adversely and in a manner disproportionate with respect to such Eligible Stockholder as compared to either ABS Capital Partners or TCV as

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holders of Registrable Securities. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision, unless they otherwise so expressly provide. Notwithstanding anything herein to the contrary, any actions to be taken with respect to notices, consents, approvals or waivers required or contemplated to be given by TCV hereunder shall be effective if given by Stockholders holding a majority of the outstanding shares of the Company’s capital stock then held by TCV on an as-converted to Common Stock basis (the “TCV Majority”), and any such action by such TCV Majority shall bind all of TCV.

4.8 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.9 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must comply with the provisions of Section 4.7 hereof, and must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

4.10 Entire Agreement.

This Agreement (including the Schedule hereto), the Stock Purchase Agreement, the Repurchase Agreement (as defined in the Stock Purchase Agreement), the Indemnification Agreement (as defined in the Stock Purchase Agreement), the Stockholders Agreement, the Certificate of Incorporation and the other agreements referred to herein and therein constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties hereto is expressly canceled. Pursuant to Section 4.7 of the Prior Agreement, the undersigned parties who are parties to such Prior Agreement hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement.

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4.11 Aggregation of Stock.

All shares of Registrable Securities held or acquired by a Person or its Affiliates (including entities under common investment management and, in the case of TCV, Bain if Bain becomes a party to this Agreement) shall be aggregated together for the purpose of determining the availability to such Person of any rights under this Agreement.

4.12 Costs of Enforcement.

If any party hereto seeks to enforce his, her or its rights under this Agreement by legal proceedings, the substantially non-prevailing party shall pay all costs and expenses incurred by the substantially prevailing party, including all reasonable attorneys’ fees and all fees, costs, or disbursements incurred to collect fees, costs and disbursements.

4.13 References.

All references in this Agreement to Sections and Subsections are to Sections and Subsections contained in this Agreement unless a different document is expressly specified. For purposes of this Agreement, the word “including” shall be deemed to be followed by the words “without limitation.”

4.14 WAIVER OF RIGHT TO JURY TRIAL.

BY EXECUTING THIS AGREEMENT, THE PARTIES HERETO KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT THEY HAVE UNDER APPLICABLE LAW TO A TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE ISSUES RAISED BY THAT DISPUTE.

4.15 Specific Enforcement.

Subject to Section 2.8, it is agreed and understood that monetary damages may not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and waives any requirement of the posting of any bond in connection with any proceeding to enforce the terms of this Agreement.

[Signature page follows]

23.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ALARM.COM HOLDINGS, INC.

By:	/s/ Stephen Trundle
Name: Stephen Trundle
Title: Chief Executive Officer
Address: 8150 Leesburg Pike
Vienna, VA 22182

STOCKHOLDERS:

ABS CAPITAL PARTNERS, V, L.P.
By:	ABS Partners V, L.P., its General Partner
By:	ABS Partners V, L.L.C., its General Partner

By:	/s/ Ralph Terkowitz
Name: Ralph Terkowitz
Title: Managing Member

ABS CAPITAL PARTNERS, V-A, L.P.
By:	ABS Partners V, L.P., its General Partner
By:	ABS Partners V, L.L.C., its General Partner

By:	/s/ Ralph Terkowitz
Name: Ralph Terkowitz
Title: Managing Member

ABS CAPITAL PARTNERS, V OFFSHORE, L.P.
By:	ABS Partners V, L.P., its General Partner
By:	ABS Partners V, L.L.C., its General Partner

By:	/s/ Ralph Terkowitz
Name: Ralph Terkowitz
Title: Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P.a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Ric Fenton
Name:	Ric Fenton
Title:	Authorized Signatory

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P.a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Ric Fenton
Name:	Ric Fenton
Title:	Authorized Signatory

TCV MEMBER FUND, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Ric Fenton
Name:	Ric Fenton
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EGIS SECURITY FUND, LP

By:	/s/ Robert Chefitz
Name: Robert Chefitz
Title: Managing Member

BACKBONE PARTNERS, LLC

By:	/s/ Stephen Trundle
Name: Stephen Trundle
Title: Member

DAVID B. SHERWOOD, JR.

/s/ David B. Sherwood, Jr.

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

/s/ Daniel Ramos
Daniel Ramos

/s/ Alison Slavin
Alison Slavin

/s/ Jean-Paul Martin
Jean-Paul Martin

/s/ David Hutz
David Hutz

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

SQUAM LAKE INVESTORS IX, L.P.

By: BGPI, Inc., its General Partner

By:	/s/ Bill Doherty
Name:	Bill Doherty
Title:	V.P. of the General Partner

BAIN & COMPANY, INC.

By:	/s/ James P. Spoto
Name:	James P. Spoto
Title:	Director of Accounting

SIGNATURE PAGE TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT